LIBERTY STAR URANIUM & METALS CORP.

http://www.LibertyStarUranium.com

LBSU:OTCBB

LBV: Frankfurt

News Release 67

Feb 12, 2008

FOR IMMEDIATE DISSEMINATION

LIBERTY STAR DEFINES NORTH HALF OF NEOLA BRECCIA PIPE, DRILL HOLE 6 COLLARED TO DEFINE SOUTH HALF

TUCSON, Arizona-- February 12, 2008--Liberty Star Uranium & Metals Corp. (the “Company”) (OTCBB: LBSU - News) is pleased to announce that diamond drill hole NEOL-05 has penetrated the northeast wall of the Neola breccia pipe, penetrating and testing a surface geochemical anomaly as well. The surface projection and the depth of the 45 degree angle drill hole has a length and depth of 360 feet. Breccia intersection in NEOL - 05 plus breccia encountered in drill holes NEOL - 01, 02, 03, and 04 have been reviewed in detail and show the following:

1.       The holes have penetrated the northwest and northeast walls of the Neola breccia pipe in four places.

2.       The north half of the breccia pipe is roughly circular and it is presumed the south half will be as well. This will be confirmed by drilling.

3.       It has an approximate diameter of 600 feet.

4.       It contains strongly broken (brecciated) rock in which fragments of the overlying Moenkopi formation are down dropped into the underlying Kaibab limestone. This is a characteristic of all the known mineralized breccia pipes in the uranium breccia province of northern Arizona

5.       The fragmental breccia is moderately to strongly altered and infused with finely disseminated pyrite (iron sulfide) in the breccia matrix, in the breccia fragments and in cross cutting veinlets. Much of the pyrite has been oxidized to red and yellow iron oxides (hematite and limonite) by downward moving oxygen bearing surface water (supergene solutions).

6.       No uranium or other metals of economic interest have yet been identified. However none were expected at the depths so far penetrated. Uranium is not expected above 900 feet below the surface.

7.       All characteristics of the Neola breccia pipe are similar to those described in historic technical literature for numerous other known mineralized breccia pipes.

The drill core is being split in standard fashion and sent to a Certified assay laboratory in Vancouver BC Canada (News Release 52). The core is being assayed for 63 different elements, corresponding to surface geochemical assays and the results are expected in due course.

The Neola breccia pipe is different in one characteristic. The pipe measures approximately 600 feet in diameter whereas the average breccia pipe at this level is about 300 feet in diameter. The

Neola subsidence zone around the breccia pipe is quite large and this may relate to the size of the breccia center. The Company believes this is a favorable factor. However until a vertical hole is drilled down the center of the breccia pipe, penetrating to the historic depths where mineralization has been intersected in other mineralized breccia pipes, no determination can be made about possible mineralization. This depth is expected to range from 900 to 1500 feet to the top of the potential mineral zone which typically continues for about 600 feet or to a depth of 1,400 feet to 2,100 feet.

Diamond Drill Hole NEOL- 6 has been collared 300 feet south of the collar location of NEOL – 01, 02, 03 and 04. It will be drilled in a northwest direction to cross under NEOL – 01 and confirm the south half of the Neola breccia pipe. After the breccia pipe has been sufficiently defined, the center of the pipe will be determined and a vertical hole drilled to test for mineralization at depth.

The Company is very pleased with the results of this work. We l have progressed methodically in a series of carefully planned steps since starting uranium exploration three years ago. These steps are summarized as follows:

1.       Determined that the price of uranium would go up from the then spot price of $19 per pound to the current long-term contract price of $95 per pound.

2.       Identified the district where historically the highest grade uranium in the United States and second highest grade in the world has been mined in the past – the Arizona Strip.

3.       Moved quickly, before our competitors, to acquire the largest number of breccia pipe targets (Pipes) in the district – this emphasis on acquisition continued until the late summer of 2007.

4.       Determined a way to evaluate which targets had the most potential for finding strong mineralization and thus prioritize targets (regional geochemical surveys of all Pipes (News Release 59 and News Release 60). This phase is essentially complete as of February 1, 2008.

5.       Devised the new approach of low angle diamond core drilling to quickly and precisely define the breccia pipe surface geometry at low cost to allow an accurate deep hole(s) test to be precisely placed.

This has been hard, slow, professional and technical work over the last three years but we have accomplished much. We believe we can now move quickly and precisely forward, efficiently testing numerous pipes, with the objective of defining multiple ore bodies.

 ON BEHALF OF THE BOARD OF DIRECTORS

“James A. Briscoe”

James A. Briscoe, President/Director

About the Liberty Star North Pipes Super Project

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The breccia pipes are part of the large uranium bearing breccia pipe terrain, which occurs on the Arizona Strip lying just south of the Utah border. Eight mines were brought into production during the 1970s and early 1980s on deposits discovered within the immediate area. The uranium bearing pipes which were mined are the second highest grade uranium mineral deposits in the world and the highest grade in the United States. Previously mined mineralization in these pipes has graded about 0.6% to 0.7% uranium or about 12 to 14 pounds per  ton. In addition to uranium they are known to contain copper, zinc, silver, vanadium, cobalt, nickel, molybdenum, gallium, germanium and other metals. Past producers have recovered copper, silver and vanadium as by-products of uranium mining. Liberty Star Uranium & Metals holds about 300 pipe targets, approximately 40% currently identified total. Approximately 22 other companies hold the other approximate.

SAFE HARBOR STATEMENT

Statements in this news release that are not historical are forward looking statements. Forward-looking statements in this news release include that the depth where mineralization is expected to occur range from 900 to 1500 feet to the top of the potential mineral zone; that Diamond Drill Hole NEOL 6 will be drilled in a northwest direction to cross under NEOL – 01 and confirm the south half of the Neola breccia pipe; that the center of the pipe will be determined and a  vertical hole drilled to test for mineralization at depth; and that we can now move quickly and precisely forward, efficiently testing numerous pipes, with the objective of defining multiple ore bodies.

It is important to note that the Company’s actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include misinterpretation of data; that we may not be able to get equipment or labor as we need it; that we may not be able to raise sufficient funds to complete our intended exploration; that weather, logistical problems or hazards may prevent us from drilling; that equipment may not work as well as expected; that analysis of data may not be possible accurately and at depth; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company’s recent 10-KSB and the Company’s other periodic reports filed from time to time with the Securities and Exchange Commission.

Contact:

Tracy Myers

Investor Relations

Liberty Star Uranium & Metals Corp.

Phone  (520) 731-8786

info@LibertyStarUranium.com

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http://www.agoracom.com/ir/libertystar

lbsu@agoracom.com

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